Exhibit 10.1

IDENTIV, INC.

EAST WEST BANK

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is entered into as of February 8, 2021, by and between EAST WEST BANK (“Bank”) and IDENTIV, INC., a Delaware corporation (“Parent”).

RECITALS

Borrowers and Bank are parties to that certain Loan and Security Agreement dated as of February 8, 2017 and as amended from time to time (the “Original Agreement”). The parties desire to amend and restate the Original Agreement in accordance with the terms of this Amendment. This Agreement sets forth the terms on which Bank will advance credit to Borrowers, and Borrowers will repay the amounts owing to Bank on and after the Effective Date.

AGREEMENT

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION; AMENDMENT AND RESTATEMENT.

1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to a Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by a Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by a Borrower and such Borrower’s Books relating to any of the foregoing.

“Advance” or “Advances” means a cash advance or cash advances under the Revolving Facility.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Approved Exchange” means the public stock exchange known as (i) NYSE or NASDAQ in the United States, (ii) LSE, Euronext, Frankfurt Stock Exchange in Europe, (iii) TSX in Canada, (iv) TWSE in Taiwan and (v) TYO in Japan.

“Bank Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses, whether generated in-house or by outside counsel) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses (whether generated in-house or by outside counsel) incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially in form and substance satisfactory to Bank.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” or “Borrowers” means, individually and collectively, Parent and any Person added to this Agreement as a borrower hereunder after the Effective Date, by written agreement between Parent, Bank and such Person.

“Borrower’s Books” means all of a Borrower’s books and records including: ledgers; records concerning a Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Borrowing Base” means an amount equal to (i) eighty five percent (85%) of Eligible Accounts plus (ii) fifty percent (50%) of Eligible Inventory minus any Reserve, if applicable, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrowers; provided however, (x) the total amount of the Borrowing Base with respect to clause (ii) above shall not exceed the lesser of Ten Million Dollars ($10,000,000) or fifty percent (50%) of the total Borrowing Base; (y) any Borrowing Base that is based on an Off-Cycle Borrowing Base Certificate shall retain the amount of Eligible Inventory determined by the most recent Routine Borrowing Base Certificate and any ineligible Accounts stated in such Routine Borrowing Base Certificate shall also be carried over into the Off-Cycle Borrowing Base Certificate; and (z) the Borrowing Base may be revised from time to time by Bank following each Collateral audit or as Bank deems necessary in Bank’s reasonable judgment and after commercially reasonable notice thereof to Borrowers.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of a Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the board of directors of a Borrower, who did not have such power before such transaction.

“Closing Date” means the date of the Original Agreement.

“Code” means the California Uniform Commercial Code, as amended or supplemented from time to time.

“Collateral” means the property described on Exhibit A attached hereto.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designed to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Conversion Conditions” means the satisfaction of all of the following conditions (i) at least ten (10) days prior to the Revolving Nonformula Maturity Date, Bank receives evidence satisfactory to Bank that Borrowers’ EBITDA for the twelve month period ending on December 31, 2021 is at least $5,000,000; (ii) within thirty (30) days prior to the Revolving Nonformula Maturity Date but at least ten (10) days prior to the Revolving Nonformula Maturity Date, Borrowers deliver to Bank a written notice (the “Conversion Notice”) indicating its election to convert the Nonformula Advances into the Term Advance in accordance with the term set forth in Section 2.1; and (iii) no Event of Default has occurred that is continuing on the date that the Conversion Notice is delivered to Bank, and no Event of Default has occurred that is continuing on the Revolving Nonformula Maturity Date.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Credit Extension” means each Advance, each Nonformula Advance, the Term Advance (if applicable), or any other extension of credit by Bank for the benefit of Borrowers hereunder.

“Daily Balance” means the amount of the Obligations owed at the end of a given day.

“EBITDA” means, as of any particular measurement period, Borrowers’ earnings (i) before interest, taxes, depreciation and amortization expenses, determined in accordance with GAAP, and excludes provision (benefit) for, net income (loss) attributable to non-controlling interest, foreign currency losses (gains), impairment of goodwill, stock-based compensation, non-cash expense (gains), one-time expenses not to exceed $200,000 per fiscal quarter, and restructuring and severance expenses not to exceed (x) $300,000 for quarter ending March 31, 2021, (y) $600,000 for quarter ending June 30, 2021 and for quarter end September 30, 2021, and (z) $300,000 for each fiscal quarter thereafter; minus (ii) non-operating income resulting from any forgiveness of the PPP Loan; and plus (iii) the cash proceeds from the sale and issuance of equity securities and/or the Investor Debt or other Subordinated Debt incurred during such measurement period.

“Effective Date” means the date of this Agreement.

“Eligible Accounts” means those Accounts that arise in the ordinary course of a Borrower’s business that comply with all of Borrowers’ representations and warranties to Bank set forth in Section 5.4, but not including any deferred revenue or other Accounts that are subject to any offset; provided, that standards of eligibility may be fixed and revised from time to time to reflect Collateral audits or other new information with respect to the Accounts by Bank in Bank’s reasonable judgment and after commercially reasonable notice thereof to Borrowers in accordance with the provisions hereof. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:

(a) Accounts that the account debtor has failed to pay within ninety (90) days of invoice date;

(b) credit balances over 90 days;

(c) Accounts with respect to an account debtor, fifty percent (50%) of whose Accounts the account debtor has failed to pay within ninety (90) days of invoice date, or such lesser percentage as Bank may determine in its sole discretion, taking into account any deterioration in the performance of Borrowers’ Accounts or increased dilution or any other factors effective no earlier than 30 calendar days from the date of notice provided to the Borrower;

(d) Accounts with respect to which the account debtor is an officer, employee, or agent of Borrower;

(e) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the account debtor may be conditional;

(f) prebillings, prepaid deposits, retention billings, or progress billings;

(g) offsetable deferred revenue (other than with respect to deferred revenue of 3VR Security, Inc., a California corporation, which were assumed by Parent upon its merger into Parent);

(h) Accounts with respect to which the account debtor is an Affiliate of a Borrower;

(i) Accounts with respect to which the account debtor does not have its principal place of business in the United States, except for Eligible Foreign Accounts;

(j) Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States, except for Accounts of the United States if the payee has assigned its payment rights to Bank, the assignment has been acknowledged under the Assignment of Claims Act of 1940 (31 U.S.C. Section 3727), and such assignment otherwise complies with the Assignment of Claims Act to Bank’s reasonable satisfaction in the exercise of its reasonable credit judgment;

(k) Accounts with respect to which Borrowers are liable to the account debtor for goods sold or services rendered by the account debtor to a Borrower or for deposits or other property of the account debtor held by a Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to Borrowers;

(l) Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrowers exceed twenty-five percent (25%) of all Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank;

(m) Accounts that have not yet been billed to the account debtor or that relate to deposits (such as good faith deposits) or other property of the account debtor held by a Borrower for the performance of services or delivery of goods which such Borrower has not yet performed or delivered;

(n) Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

(o) Account with respect to which the account debtor is Stanley Black & Decker and/or its various subsidiaries and affiliates, that are subject to financing under that certain Supplier Agreement between Borrower and Citibank, N.A. (the “Citibank Supplier Agreement”); provided, however, that in the event that the Liens on such Accounts in favor of Citibank, N.A. pursuant to the Citibank Supplier Agreement (the “Citibank Liens”) are released and the Citibank Supplier Agreement has been terminated, then such Accounts shall be included as Eligible Accounts; and

(p) Accounts the collection of which Bank reasonably determines to be doubtful.

“Eligible Foreign Accounts” means Accounts with respect to which the account debtor does not have its principal place of business in the United States and (i) the capital stock of the account debtor is publicly traded on an Approved Exchange, or (ii) the account debtor is Grupo Elektra or its Subsidiaries (including Banco Azteca SA), or (iii) such other account debtor that Bank approves on a case-by-case basis.

“Eligible Inventory” means finished goods Inventory that meets the requirements set forth in a Borrower’s representations and warranties in Section 5.5 and nonobsolete raw materials, measured at a Borrower’s cost, as each shall be acceptable to Bank in all respects. Unless otherwise agreed to by Bank, the following shall not be Eligible Inventory:

(a) consigned Inventory;

(b) perishable goods;

(c) returned, obsolete and defective goods;

(d) any Inventory subject to non-compliance with the Fair Labor Standards Act;

(e) supplies, shipping material, packaging, custom packaging, and customized Inventory with narrow distribution channels;

(f) Inventory located outside of the United States;

(g) in-transit Inventory without insurance, or slow moving inventory (based on Parent’s evaluation and analysis that is confirmed by Parent’s certified public accountants on a quarterly basis);

(h) work in progress; acknowledging that sub-assembly inventory (i.e. inventory purchased directly from Borrower’s vendors, and not manufactured through Borrower’s assembly process) shall not be considered as work in progress (and shall be considered as raw materials); and

(i) other Inventory that Bank reasonably determines from time to time to be ineligible based on age, type, category, quality or quantity, or based on its relation to undesirable industries.

“Environmental Laws” means all laws, rules, regulations, orders and the like issued by any federal state, local foreign or other governmental or quasi-governmental authority or any agency pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which a Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“Fixed Charge Coverage Ratio” means, as of any particular measurement date (the “Measurement Date”), a ratio of (a) EBITDA for the twelve month period ending on the Measurement Date minus (i) the amount of non-financed capital expenditures made during the twelve month period ending on the Measurement Date, minus (ii) taxes paid (or required to be paid) in cash during the twelve month period ending on the Measurement Date to (b) the sum of (i) all interest payments payable or paid on all Indebtedness (including all Credit Extensions made hereunder) during the twelve month period ending on the Measurement Date plus (ii) all scheduled payments of principal on account of the Term Advance during the twelve month period immediately following the Measurement Date, with each of the foregoing determined in accordance with GAAP.

“GAAP” means generally accepted accounting principles as in effect from time to time.

“Inactive Subsidiaries” means each Subsidiary existing as of the Effective Date listed as inactive on the Schedule that (i) has no operations, and (ii) has a total assets of less than $50,000.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of a Borrower’s right, title, and interest in and to the following: (a) Copyrights, Trademarks and Patents; (b) any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held; (c) any and all design rights which may be available to a Borrower now or hereafter existing, created, acquired or held; (d) any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above; (e) all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; (f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and (g) all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Inventory” means all inventory in which a Borrower has or acquires any interest, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of a Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and a Borrower’s Books relating to any of the foregoing.

“Investment” means any beneficial ownership of (including stock, partnership interests or limited liability company membership interests or any other securities) any Person, or any loan, advance or capital contribution or transfer of any assets through advances, equity positions or other avenues to any Person.

“Investor Subordination Agreement” means that certain Subordination Agreement by and between 21 April Fund, Ltd., 21 April Fund, LP and Bank and dated as of May 5, 2020 and as amended from time to time.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other similar encumbrance.

“Loan Documents” means, collectively, this Agreement, any note or notes, documents or instruments executed or delivered by a Borrower in connection with this Agreement or the Original Agreement, and any other agreement, document, or instrument entered into in connection with this Agreement or the Original Agreement by a Borrower or any other Person, including any guarantees, consents, waivers, subordination agreements, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business operations, condition (financial or otherwise) or prospects of Borrowers and its Subsidiaries taken as a whole or (ii) the ability of Borrowers to repay the Obligations or otherwise perform its obligations under the Loan Documents or (iii) the value or priority of Bank’s security interests in the Collateral.

“Negotiable Collateral” means all letters of credit of which a Borrower is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and each Borrower’s Books relating to any of the foregoing.

“Nonformula Advance” means each cash advance or cash advances under the Nonformula Facility.

“Nonformula Availability Period” means the period beginning on the Effective Date and ending on February 7, 2022.

“Nonformula Facility” means the facility under which Borrowers may request Bank to issue Nonformula Advances, as specified in Section 2.1(b) hereof.

“Nonformula Line” means a credit extension of up to Four Million Dollars ($4,000,000).

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrowers pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrowers to others that Bank may have obtained by assignment or otherwise.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Off-Cycle Borrowing Base Certificate” means any other Borrowing Base Certificate delivered to Bank aside from a Routine Borrowing Base Certificate.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Performance Milestone Date” means the date that Bank receives evidence satisfactory to Bank (including financial statements delivered to Bank pursuant to Section 6.3(a) of the Agreement for all months through June 30, 2021) of Borrower’s compliance of the financial covenants set forth in Section 6.9 of the Agreement from the Effective Date through June 30, 2021.

“Permitted Acquisition” means any transaction or series of related transactions resulting in the acquisition by Borrower or any Subsidiary, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the equity interests of, or a business line or unit or a division of, any Person that is a field related to the business in which Borrower is currently engaged as of the Closing Date or reasonably related thereto and such Person is not doing business in any field that would be prohibited by Bank’s credit policies or regulatory schemes (each an “Acquisition”), provided that (i) no Event of Default has occurred, is continuing, or would exist after giving effect to such Acquisition, (ii) such Acquisition does not result in a Change in Control, (iii) Borrower is the surviving entity following such Acquisition, (iv) the total consideration paid in connection with any Acquisition (including assumption of liabilities or incurrence of any Indebtedness) does not exceed $50,000,000 in any fiscal year thereafter, (v) any cash consideration payable in connection with such Acquisition shall be funded solely from the cash proceeds received by Borrower from the sale and issuance of its equity securities substantially concurrent with the closing of such Acquisition, (vi) any assets acquired in such Acquisition are free and clear of all Liens (other than Permitted Liens), (vii) any Acquisition of the capital stock of any Person shall be subject to Borrower’s compliance with Section 6.11, (viii) Bank has received Borrower’s financial statements on a pro forma basis, in form and substance satisfactory to Bank, demonstrating Borrower’s compliance with the financial covenants set forth herein after giving effect to such Acquisition, and (ix) Borrower has given Bank at least ten Business Days’ notice prior to the consummation of such Acquisition and provided such other information as Bank may reasonably request with respect to the foregoing.

“Permitted Indebtedness” means:

(a) Indebtedness of Borrowers in favor of Bank arising under this Agreement or any other Loan Document;

(b) Indebtedness existing on the Effective Date and disclosed in the Schedule;

(c) Indebtedness secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and (ii) such Indebtedness does not exceed $100,000 in the aggregate at any given time;

(d) Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f) Indebtedness in connection with the issuance of surety bonds, performance bonds, and similar obligations incurred in the ordinary course of business;

(g) Indebtedness (including Contingent Obligations) with respect to interest rate swap contracts between Parent and Bank in an aggregate notional amount not to exceed $8,000,000 at any time, in form and substance satisfactory to Bank and in accordance with the standards published by the International Swaps and Derivatives Association, Inc., and subject to compliance with Section 4.5;

(h) unsecured Indebtedness in an original principal amount of $2,914,500 with respect to the loan provided to Borrower under the Paycheck Protection Program pursuant to the Coronavirus Aid, Relief, and Economic Security Act, dated March 27, 2020 (the “CARES Act”), the proceeds of which are used in compliance with the CARES Act (the “PPP Loan”);

(i) Subordinated Debt (including Indebtedness of up to $4,000,000 owing to 21 April Fund, Ltd. and 21 April Fund, LP (the “Investor Debt”) that is subject to the Investor Subordination Agreement); and

(j) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon a Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means:

(a) Investments existing on the Effective Date disclosed in the Schedule;

(b) Investments consisting of deposit accounts and cash equivalents maintained in accounts in compliance with Section 6.8;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d) Investments by Borrower in Subsidiaries solely to the extent necessary to support such Subsidiary’s operations in the ordinary course of business and consistent with past practices;

(e) Investments not to exceed $500,000 in the aggregate in any fiscal year consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s board of directors;

(f) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(g) other Investments in an amount equal to $500,000 or less during any fiscal year;

(h) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of Borrower in any Subsidiary;

(i) Investments consisting of Permitted Acquisitions; and

(j) other Investments with Bank’s consent which shall not be unreasonably withheld or delayed;

“Permitted Liens” means the following:

(a) Any Liens existing on the Effective Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the initial Credit Extension) or arising under this Agreement or the other Loan Documents;

(b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which a Borrower maintains adequate reserves, provided the same have no priority over any of Bank’s security interests;

(c) Liens (i) upon or in any equipment which was not financed by Bank acquired or held by Borrowers or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

(d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f) non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business;

(g) deposits to secure the performance of bids, trade contracts (other than Indebtedness) and leases, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default;

(i) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (d) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; and

(j) Liens securing the Investor Debt that is subject to the Investor Subordination Agreement.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the Prime Rate published in the Money Rates section of the Western Edition of The Wall Street Journal, or such other rate of interest publicly announced from time to time by Bank as its Prime Rate.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer of each Borrower.

“Reserve” means any amount determined by Bank in its sole discretion from time to time for any ineligible slow moving Inventory if the methodology used by Parent’s certified public accountants with respect thereto does not meet Bank’s criteria and expectations.

“Revolving Facility” means the facility under which Borrowers may request Bank to issue Advances, as specified in Section 2.1(a) hereof.

“Revolving Line” means a credit extension of up to Twenty Million Dollars ($20,000,000).

“Revolving Maturity Date” means February 8, 2023.

“Revolving Nonformula Maturity Date” means February 8, 2022.

“Routine Borrowing Base Certificate” means the Borrowing Base Certificate delivered to Bank in accordance with Section 6.3(a) of the Agreement, measuring the Borrowing Base as of the last day of the month ended prior to the delivery date of the Borrowing Base Certificate as required under Section 6.3(a) of the Agreement.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“Shares” means (i) one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by a Borrower or any Subsidiary of a Borrower, in any direct Subsidiary; and (ii) sixty five percent (65%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by a Borrower or any Subsidiary of a Borrower, in any direct Subsidiary which is not an entity organized under the laws of the United States or any territory thereof.

“Subordinated Debt” means any debt incurred by Borrowers that is subordinated to the debt owing by Borrowers to Bank on terms acceptable to Bank (and identified as being such by Borrowers and Bank), pursuant to a subordination agreement in form and substance satisfactory to Bank.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries (including any Affiliate), or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of a Borrower.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrowers connected with and symbolized by such trademarks.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms “financial statements” shall include the notes and schedules thereto.

1.3 Amendment and Restatement. This Agreement is intended to and does completely amend and restate, without novation, the Original Agreement. All security interests granted under the Original Agreement are hereby confirmed and ratified and shall continue to secure all Obligations under this Agreement and all financing statements filed in connection with the Original Agreement continue to perfect Bank’s Lien in the Collateral. All guarantees, promissory notes and other instruments delivered to Bank in connection with the Original Agreement (and as such may be amended in connection with this Agreement) are hereby confirmed and ratified and shall continue to apply to all Obligations under this Agreement.

2. LOAN AND TERMS OF PAYMENT.

2.1 Credit Extensions. Each Borrower promises to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrowers hereunder. Borrowers shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(a) Revolving Advances.

(i) Subject to and upon the terms and conditions of this Agreement, Borrowers may request Advances in an aggregate outstanding amount not to exceed the lesser of (i) the Revolving Line or (ii) the Borrowing Base. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(a) shall be immediately due and payable. Borrowers shall deliver to Bank a promissory note for the Advances in substantially the form attached hereto as Exhibit B-1. Bank may enforce its rights in respect of the Advances under this Agreement without such note. Borrowers shall use the proceeds of the Advances for working capital purposes. Borrowers may prepay any Advances without penalty or premium.

(ii) Whenever a Borrower desires an Advance, such Borrower will notify Bank no later than 1:00 p.m. Pacific Time on the Business Day that the Advance is requested to be made. Each such notification shall be made (i) by telephone or in-person followed by delivering to Bank a Revolving Advance Request Form in substantially the form of Exhibit B hereto written confirmation from Borrower within 24 hours, or (ii) by electronic mail or facsimile transmission of a Revolving Advance Request Form in substantially the form of Exhibit B hereto. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrowers shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1(a) to Parent’s deposit account with Bank.

(b) Nonformula Advances.

(i) Subject to and upon the terms and conditions of this Agreement, Borrowers may request Nonformula Advances at any time during the Nonformula Availability Period in an aggregate outstanding amount not to exceed the Nonformula Line. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time during the Nonformula Availability Period. On the Revolving Nonformula Maturity Date, all Nonformula Advances shall be immediately due and payable; provided however, if, within ten (10) days prior to the Revolving Nonformula Maturity Date, all Conversion Conditions have been satisfied, then on the Revolving Nonformula Maturity Date, the principal amount of all outstanding Nonformula Advances shall be into a single term loan that is subject to the terms set forth in Section 2.1(c) below, and all accrued and unpaid interest thereon shall be repaid by Borrowers.

(ii) Borrowers shall deliver to Bank a promissory note for the Nonformula Advances in substantially the form attached hereto as Exhibit B-2. Bank may enforce its rights in respect of the Nonformula Advances under this Agreement without such note. Borrowers shall use the proceeds of the Nonformula Advances for working capital purposes. Borrowers may prepay any Nonformula Advances without penalty or premium.

(iii) Whenever a Borrower desires a Nonformula Advance, such Borrower will notify Bank no later than 1:00 p.m. Pacific Time on the Business Day that the Nonformula Advance is requested to be made. Each such notification shall be made (i) by telephone or in-person followed by delivering to Bank a Revolving Advance Request Form in substantially the form of Exhibit B hereto written confirmation from Borrower within 24 hours, or (ii) by electronic mail or facsimile transmission of a Revolving Advance Request Form in substantially the form of Exhibit B hereto. Bank is authorized to make Nonformula Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Nonformula Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrowers shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Nonformula Advances made under this Section 2.1(b) to Parent’s deposit account with Bank.

(c) Term Advance.

(i) Provided that all Conversion Conditions have been satisfied, on the Revolving Nonformula Maturity Date, the principal amount of all Nonformula Advances outstanding on such date shall be converted into a single term loan with a deemed original principal amount equal to the principal amount of all Nonformula Advances outstanding on such date (the “Term Advance”).

(ii) Interest shall accrue on the Term Advance for so long as the Term Advance is outstanding at the rate specified in Section 2.3. Beginning on March 1, 2022 and continuing on the first day of each month thereafter for so long as the Term Advance is outstanding, Borrower shall make thirty-six (36) equal payments of principal, plus accrued interest. On February 1, 2025 (the “Term Advance Maturity Date”), the Term Advance and all amounts related thereto shall be immediately due and payable. Borrowers may prepay all but not less than all of the Term Advance without penalty or premium at any time.

2.2 Overadvances. If (i) the aggregate amount of the outstanding Advances exceeds the lesser of the Borrowing Base or the Revolving Line at any time; then Borrowers shall immediately pay to Bank, in cash, the amount of such excess.

2.3 Interest Rates, Payments, and Calculations.

(a) Interest Rates.

(i) Advances. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding Daily Balance thereof, at a per annum rate equal to one quarter of one percent (0.25%) above the Prime Rate; provided however, that on and after the Performance Milestone Date, and as long as no Event of Default has occurred prior to such date, the Advances shall bear interest, on the outstanding Daily Balance thereof, at a per annum rate equal to the Prime Rate, subject to Section 2.3(b).

(ii) Nonformula Advances. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding Daily Balance thereof, at a per annum rate equal to one quarter of one percent (0.25%) above the Prime Rate; provided however, that on and after the Performance Milestone Date, and as long as no Event of Default has occurred prior to such date, the Nonformula Advances shall bear interest, on the outstanding Daily Balance thereof, at a per annum rate equal to the Prime Rate, subject to Section 2.3(b).

(iii) Term Advance. Except as set forth in Section 2.3(b), the Term Advance shall bear interest, on the outstanding Daily Balance thereof, at a per annum rate equal to one quarter of one percent (0.25%) above the Prime Rate; provided however, that on and after the Performance Milestone Date, and as long as no Event of Default has occurred prior to such date, the Term Advance shall bear interest, on the outstanding Daily Balance thereof, at a per annum rate equal to the Prime Rate, subject to Section 2.3(b).

(b) Late Fee; Default Rate. If any payment is not made within ten (10) days after the date such payment is due, Borrowers shall pay Bank a late fee equal to the lesser of (i) four percent (4%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law, not in any case to be less than $25.00. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to four (4) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c) Payments. Interest hereunder shall be due and payable on the first calendar day of each month during the term hereof. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be made free and clear of, and without deduction or withholding for, any present or future taxes or other charges imposed by any jurisdiction. All payments due and payable hereunder will be made via auto debit from a Borrower’s account at Bank.

(d) Computation. The applicable rate of interest hereunder shall be computed daily on the basis of a 360 day year and actual days elapsed, and shall be increased or decreased effective as of the day the Prime Rate is changed as provided in the definition thereof, by an amount equal to such change in the Prime Rate.

2.4 Lockbox and Special Depository Account. Borrowers shall cause all account debtors to deposit all checks to such lockbox account as Bank shall specify or to wire any amounts owing to Borrowers to such account as Bank shall specify (the “Special Depository Account”) and pursuant to the terms of such lockbox agreements entered into by Borrowers as required by Bank time to time (the “Lockbox Agreements”). Borrowers shall use the Special Depository Account address as the remit to and payment address for all proceeds of Accounts. Bank shall have sole authority to collect such payments and deposit them to the Special Depository Account. If a Borrower receives any amount despite such instructions, such Borrower shall immediately deliver such payment to Bank in the form received, except for an endorsement to the order of Bank and, pending such delivery, shall hold such payment in trust for Bank. Within one (1) Business Day after clearance of any deposits into the Special Depository Account, Bank shall credit all amounts paid into the Special Depository Account to Borrowers’ operating account maintained at Bank, provided however that following an Event of Default, Bank may, in its discretion credit any amounts paid into the Special Depository Account first against any amounts outstanding under the Revolving Facility, with any remaining balance of such amount to a Borrower’s operating account maintained with Bank.

2.5 Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrowers specify. After the occurrence of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Any wire transfer or other payment received by Bank before 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on such Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.6 Fees and Expenses.

(a) Facility Fees. Borrowers shall pay to Bank on the Effective Date and on the first anniversary of the Effective Date, a facility fee equal to one quarter of one percent (0.25%) of the Revolving Line plus a facility fee equal to one quarter of one percent (0.25%) of the Nonformula Line, each of which are fully earned and nonrefundable.

(b) Bank Expenses. Borrowers shall pay to Bank on the Effective Date, all Bank Expenses incurred through the Effective Date and, after the Effective Date, all Bank Expenses, as and when they are incurred by Bank. Borrower authorizes Bank, at its sole option, to (i) debit the proceeds from any Advance made to Borrower, (ii) debit any Borrower’s deposit account with Bank or (iii) make demand upon Borrower, for payment of all attorneys’ fees and expenses incurred by Bank in connection with the negotiation and documentation of the Agreement, which attorney’s fees and expenses become due through the Effective Date and/or after the Effective Date.

(c) Early Termination Fee. If this Agreement is terminated on or prior to the first anniversary of the Effective Date, Borrowers shall pay a cash fee in the amount of two percent (2.0%) of the Revolving Line; and if this Agreement is terminated after the first anniversary of the Effective Date but prior to the Revolving Maturity Date, then Borrower shall pay to Bank a cash fee in the amount of one percent (1.0%) of the Revolving Line (the foregoing fees being referred to as the “Early Termination Fee”).The Early Termination Fee shall be due and payable on the effective date of such termination and thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations. Notwithstanding the foregoing, Bank agrees to waive the Early Termination Fee if Bank closes on the refinancing and re-documentation of the Obligations under this Agreement with the Bank or another division or an affiliate of Bank.

2.7 Term. This Agreement shall become effective on the Effective Date and, subject to Section 13.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

3. CONDITIONS OF LOANS.

3.1 Conditions Precedent to Effectiveness. The effectiveness of this Agreement is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) this Agreement;

(b) a certificate of the Secretary of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement and certified copies of each Borrower’s formation documents;

(c) establishment and funding of the Separate Account (as defined and set forth in Section 6.9(a));

(d) certificate(s) of insurance naming Bank as loss payee and additional insured;

(e) Beneficial Ownership Certification;

(f) payment of the fees and Bank Expenses then due specified in Section 2.6 hereof;

(g) current financial statements of Borrowers and such other updated financial information as Bank may reasonably request; and

(h) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a) timely receipt by Bank of the Payment/Advance Request Form as provided in Section 2.1; and, in the event Borrowers are requesting an Advance to be made based on the Eligible Accounts as of a measurement date that is more recent than that which is reflected in the Routine Borrowing Base Certificate most recently delivered to Bank, Borrowers shall also deliver to Bank an Off-Cycle Borrowing Base Certificate to Bank, along with Borrowers’ month-to-date sales, collections, purchases, and non-cash charges reports;

(b) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Request Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension. The making of each Credit Extension shall be deemed to be a representation and warranty by a Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2; and

(c) in Bank’s sole discretion, there has not been any material impairment in the Accounts, general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations.

4. CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Each Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by such Borrower of each of its covenants and duties under the Loan Documents. Such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof.

4.2 Delivery of Additional Documentation Required. Borrowers shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue the perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrowers from time to time may deposit with Bank specific time deposit accounts to secure specific Obligations. Each Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any request by a Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Obligations are outstanding.

4.3 Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrowers’ usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect a Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify each Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

4.4 Pledge of Shares. Each Borrower hereby pledges, assigns and grants to Bank, a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. Within ten (10) Business Days following Bank’s request, the certificate or certificates for the Shares will be delivered to Bank, accompanied by an instrument of assignment duly executed in blank by Borrowers. To the extent required by the terms and conditions governing the Shares, Borrowers shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence of an Event of Default hereunder, Bank may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Bank and cause new (as applicable) certificates representing such securities to be issued in the name of Bank or its transferee. Borrowers will execute and deliver such documents, and take or cause to be taken such actions, as Bank may reasonably request to perfect or continue the perfection of Bank’s security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, Borrowers shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.

4.5 Cash Collateral. Without limiting any of the other provisions of this Agreement, as security and collateral for the prompt performance of all of Borrowers’ Obligations owing to Bank with respect to clause (k) of Permitted Indebtedness (the “Interest Rate Swap Obligations”), Pledgor pledges and grants to Bank a security interest in the restricted deposit account number maintained at Bank designated by Bank (the “Pledged Account”), together with all monies at any time held therein, all renewals, replacements, proceeds and substitutions thereof, all interest paid thereon, and all other cash and noncash proceeds of the foregoing (all hereinafter called the “Pledged Collateral”). For so long as any Interest Rate Swap Obligations are outstanding, (i) Borrowers shall cause the Pledged Account’s balance to be maintained in such amounts as are required under the contracts between the Bank and the Borrower governing the Interest Rate Swap Obligations, (ii) Bank shall have sole “control” (as defined in the Code) over the Pledged Account and the Pledged Collateral, and Borrowers shall have no access to the Pledged Collateral and no right to withdraw funds from the Pledged Account, and (iii) Borrowers authorize Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrowers or any other Person to pay or otherwise transfer any part of such balances.

5. REPRESENTATIONS AND WARRANTIES.

Each Borrower represents and warrants as follows:

5.1 Due Organization and Qualification. Each Borrower and each Subsidiary is a corporation duly existing under the laws of its state of incorporation and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified.

5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within each Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in a Borrower’s formation documents (including any Certificate/Article of Incorporation or Bylaws or similar document), nor will they constitute an event of default under any material agreement to which a Borrower is a party or by which a Borrower is bound. No Borrower is in default under any material agreement to which it is a party or by which it is bound to the extent such default could reasonably be expected to cause a Material Adverse Effect.

5.3 Collateral. Each Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. All Collateral is located solely in the United States. Except as set forth in the Schedule, none of the Collateral is maintained or invested with a Person other than Bank or Bank’s Affiliates.

5.4 No Prior Encumbrances. Each Borrower has good and marketable title to its property, free and clear of Liens, except for Permitted Liens.

5.5 Merchantable Inventory. All Inventory is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made. For any item of Inventory to be considered as part of the “Eligible Inventory”, such Inventory is not subject to any Liens, except the first priority Liens granted in favor of Bank under this Agreement; and is located at Borrower’s headquarters or such other Borrower operated facility as to which Bank has received a landlord waiver, inventory holder’s acknowledgment or other waiver or written acknowledgment in form satisfactory to Bank.

5.6 Intellectual Property. Each Borrower is the sole owner of the Intellectual Property, except for non-exclusive licenses granted by a Borrower to its customers or other third parties in the ordinary course of business. Each of the Patents is valid and enforceable, and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property violates the rights of any third party. Except as set forth in the Schedule, each Borrower’s rights as a licensee of intellectual property do not give rise to more than five percent (5%) of its gross revenue in any given quarter, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service. Except as set forth in the Schedule, no Borrower is a party to, or bound by, any agreement that restricts the grant by such Borrower of a security interest in such Borrower’s rights under such agreement. Except as disclosed on the Schedule, no Borrower is a party to, nor is bound by, any license or other agreement that prohibits or otherwise restricts such Borrower from granting a security interest in such Borrower’s interest in such license or agreement or any other property.

5.7 Names; Locations. Except as disclosed in the Schedule, no Borrower has done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement. The chief executive office of each Borrower is located at the address indicated in Section 10 hereof. All of Borrowers’ Inventory and Equipment is located only at the locations set forth in Section 10 hereof.

5.8 Litigation. Except as disclosed to the Bank in writing on the Schedule, there are no actions or proceedings pending by or against a Borrower or any Subsidiary before any court or administrative agency.

5.9 No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrowers and any Subsidiary that Bank has received from Borrowers fairly present in all material respects Borrowers’ financial condition as of the date thereof and Borrowers’ consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or the consolidating financial condition of Borrowers since the date of the most recent of such financial statements submitted to Bank.

5.10 Solvency, Payment of Debts. Each Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement, in Bank’s good faith business judgment.

5.11 Compliance with Laws and Regulations. Each Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from a Borrower’s failure to comply with ERISA that is reasonably likely to result in such Borrower’s incurring any material liability. No Borrower is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. No Borrower is engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Each Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act. Each Borrower is in compliance with all Environmental Laws, regulations and ordinances. No Borrower has violated any material statutes, laws, ordinances or rules applicable to it.

5.12 Taxes. Each Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein, except those being contested in good faith with adequate reserves under GAAP.

5.13 Subsidiaries. Except as set forth on the Schedule, no Borrower owns any stock, partnership interest or other equity securities of any Person, except for Permitted Investments. None of Borrowers’ domestic Subsidiaries (other than any Subsidiary that is a coborrower hereunder) are operating companies or own any material assets or other property. All Inactive Subsidiaries in existence on the Effective Date are listed on the Schedule.

5.14 Government Consents. Each Borrower and each Subsidiary have obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of such Borrower’s business as currently conducted.

5.15 Bona Fide Accounts. The Accounts are bona fide existing obligations. The property giving rise to such Accounts has been delivered to the account debtor or to the account debtor’s agent for immediate shipment to and unconditional acceptance by the account debtor. No Borrower has received notice of actual or imminent Insolvency Proceeding of any account debtor that is included in any Borrowing Base Certificate as an Eligible Account.

5.16 Operating, Depository and Investment Accounts. Each Borrower and each Subsidiary maintains its accounts in accordance with Section 6.8.

5.17 Shares. Each Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit such Borrower from pledging the Shares pursuant to this Agreement. To Borrowers’ knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable. To Borrowers’ knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings.

5.18 Beneficial Ownership. The information included in the Beneficial Ownership Certification is true and correct in all respects.

5.19 Full Disclosure. No representation, warranty or other statement made by any Borrower in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6. AFFIRMATIVE COVENANTS.

Each Borrower shall do all of the following:

6.1 Good Standing. Each Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which it is required under applicable law. Borrowers shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could have a Material Adverse Effect.

6.2 Government Compliance. Each Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Each Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect.

6.3 Financial Statements, Reports, Certificates. Borrowers shall deliver the following to Bank:

(a) as soon as available, but in any event within twenty (20) days after the last day of each month, (i) a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto (ii) aged listings of accounts receivable and accounts payable by invoice date, (iii) an inventory report and (iv) a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto;

(b) as soon as available, but in any event within thirty (30) days after the end of each calendar month, a company prepared consolidated and consolidating balance sheet, income statement, and cash flow statement covering Borrowers’ consolidated and consolidating operations during such period, prepared on a consistent basis from period to period (which may not be in accordance with GAAP), in a form acceptable to Bank and certified by a Responsible Officer;

(c) as soon as available, but in any event within one hundred eighty (180) days after the end of a Borrower’s fiscal year, audited consolidated financial statements of Borrowers prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm;

(d) as soon as available, but in any event no later than thirty (30) days prior to the beginning of each fiscal year, an annual operating budget and financial projections (including income statements, balance sheets and cash flow statements) for the upcoming fiscal year, presented in a quarterly format, approved by Parent’s board of directors, and in a form and substance acceptable to Bank;

(e) within thirty (30) days following the end of each year, a contact/address list of Borrowers’ account debtors;

(f) copies of all statements, reports and notices sent or made available generally by a Borrower to its security holders or to any holders of Subordinated Debt, including reports filed publicly with the Securities and Exchange Commission (on Form 10K, 10Q or otherwise), which shall deemed as delivered to Bank once such reports are made available via posting and/or links on Borrower’s website;

(g) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against a Borrower or any Subsidiary that could result in damages to a Borrower or any Subsidiary of Two Hundred Fifty Thousand Dollars ($250,000) or more;

(h) promptly following any request therefor, Borrower shall provide to Bank any information and documentation reasonably requested by Bank for purposes of compliance with applicable “know your customer” requirements under the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), the Beneficial Ownership Regulation or other applicable anti-money laundering laws, including but not limited to a Beneficial Ownership Certification form acceptable to Bank;

(i) immediate notice if a Borrower or any Subsidiary has knowledge that a Borrower, or any Subsidiary or Affiliate of a Borrower, is listed on the OFAC Lists or (i) is convicted on, (ii) pleads nolo contendere to, (iii) is indicted on, or (iv) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.

(j) as soon as possible and in any event within three (3) Business Days after becoming aware of the occurrence or existence of an Event of Default or event described in Section 8 which, with the giving of notice or passage of time, or both, would constitute an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which a Borrower has taken or proposes to take with respect thereto;

(k) if a Borrower shall acquire a commercial tort claim (as defined in the Code), in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000), such Borrower shall promptly notify Bank in writing of the general details thereof (including the case name and docket number and the court in which such case has been filed) and such notice shall be deemed as Borrower’s grant of a security interest therein and in the proceeds thereof; and

(l) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time.

Borrowers may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.3, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer. If a Borrower delivers this information electronically, it shall also deliver to Bank by U.S. Mail, reputable overnight courier service, hand delivery, facsimile or .pdf or other image file within 5 Business Days of submission of the unsigned electronic copy the certification of monthly financial statements, the Borrowing Base Certificate and the Compliance Certificate, each bearing the physical or imaged signature of the Responsible Officer.

6.4 Audits. Bank shall have a right from time to time hereafter to audit a Borrower’s Accounts and appraise Collateral at such Borrower’s expense, provided that such audits will be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing.

6.5 Inventory; Returns. Borrowers shall keep all Inventory in good and merchantable condition, free from all material defects except for Inventory for which adequate reserves have been made. Borrowers shall cause all returns by their customers and terminations of customer agreements to be on the same basis and in accordance with the usual customary practices of Borrowers, as they exist from time to time. Borrowers shall promptly notify Bank of all terminations of customer agreements, and of all customer disputes and customer claims, where the termination, dispute or claim involves more than One Hundred Thousand Dollars ($100,000).

6.6 Taxes. Borrowers shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, on demand, proof satisfactory to Bank indicating that a Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that a Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrowers.

6.7 Insurance.

(a) Borrowers, at their expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where a Borrower’s business is conducted on the date hereof. Borrowers shall also maintain insurance relating to Borrowers’ business, ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrowers’.

(b) All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank. All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee thereof, and all liability insurance policies shall show the Bank as an additional insured and shall specify that the insurer must give at least twenty (20) days’ notice to Bank before canceling its policy for any reason. Upon Bank’s request, Borrowers shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations; provided that so long as no Event of Default has occurred and is continuing, Borrowers shall have the option of applying the proceeds of any casualty policy up to Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest (subject to Permitted Liens).

6.8 Accounts. On and after the Closing Date, at least eighty five percent (85%) of Borrowers’ total aggregate domestic cash, cash equivalents, and investment balances shall be maintained in their accounts with Bank. Borrowers shall (i) maintain and shall cause each of their domestic Subsidiaries to maintain their primary depository, operating, and investment accounts with Bank and (ii) endeavor to utilize and shall cause each of their domestic Subsidiaries to endeavor to utilize Bank’s International Banking Division for any international banking services required by Borrowers, including, but not limited to, foreign currency wires, hedges, swaps, foreign exchange contracts, and letters of credit. For each account that a Borrower or any domestic Subsidiary maintains outside of Bank, such Borrower shall cause the applicable bank or financial institution at or with which any such account is maintained to execute and deliver an account control agreement or other appropriate instrument in form and substance satisfactory to Bank. The aggregate balance maintained in accounts outside of the United States by Borrower and all Subsidiaries shall not exceed $2,000,000 at any time.

6.9 Financial Covenants.

(a) Minimum Cash. Borrowers shall maintain a minimum of Five Million Dollars ($5,000,000) in unrestricted cash in two or more accounts at Bank at all times, with at least Four Million Dollars ($4,000,000) of Borrowers’ unrestricted cash maintained at all times in a new separate, segregated account at Bank (the “Separate Account”).

(b) Minimum EBITDA. Measured on a monthly basis, Borrowers’ minimum trailing six-month EBITDA shall be (i) at least $600,000 through June 30, 2021, and (ii) at least $1,200,000 measured as of July 31, 2021 and at the end of each month thereafter.

(c) Fixed Charge Coverage Ratio. At all times that the Term Advance is outstanding, Borrowers shall maintain a Fixed Charge Coverage Ratio of at least 1.35 : 1.00, measured on a quarterly basis beginning with the quarter ending March 31, 2022.

6.10 Intellectual Property Rights.

(a) Borrowers shall (i) protect, defend and maintain the validity and enforceability of the trade secrets, Trademarks, Patents and Copyrights material to Borrower’s business in a manner consistent with sound commercial practice, (ii) use commercially reasonable efforts to detect infringements of the Trademarks, Patents and Copyrights material to Borrower’s business and promptly advise Bank in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights material to Borrower’s business to be abandoned, forfeited or dedicated to the public.

(b) Borrowers shall promptly give Bank written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any.

(c) Borrowers shall (i) give Bank not less than 30 days prior written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed, and (ii) prior to the filing of any such applications or registrations, shall execute such documents as Bank may reasonably request for Bank to maintain its perfection in such intellectual property rights to be registered by Borrowers, and upon the request of Bank, shall file such documents simultaneously with the filing of any such applications or registrations. Upon filing any such applications or registrations with the United States Copyright Office, Borrowers shall promptly provide Bank with (i) a copy of such applications or registrations, without the exhibits, if any, thereto, (ii) evidence of the filing of any documents requested by Bank to be filed for Bank to maintain the perfection and priority of its security interest in such intellectual property rights, and (iii) the date of such filing.

(d) Bank may audit Borrowers’ Intellectual Property Collateral to confirm compliance with this Section 6.10, provided such audit may not occur more often than twice per year, unless an Event of Default has occurred and is continuing. Bank shall have the right, but not the obligation, to take, at Borrowers’ sole expense, any actions that a Borrower is required under this Section 6.10 to take but which such Borrower fails to take, after 10 days’ notice to such Borrower. Borrowers shall reimburse and indemnify Bank for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section 6.10.

6.11 Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that a Borrower forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date, such Borrower shall (a) cause such new Subsidiary to provide to Bank a joinder to this Agreement to cause such Subsidiary to become a co-borrower hereunder, together with such appropriate financing statements and/or control agreements, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Bank, and (c) provide to Bank all other documentation in form and substance satisfactory to Bank that in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above.

6.12 Further Assurances. At any time and from time to time Borrowers shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7. NEGATIVE COVENANTS.

Borrowers will not do any of the following:

7.1 Dispositions. Convey, sell, lease, license, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, or move cash balances on deposit with Bank to accounts opened at another financial institution, other than: (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of a Borrower or its Subsidiaries in the ordinary course of business; (iii) Transfers of worn-out, obsolete or unneeded Equipment which was not financed by Bank; (iv) consisting of Permitted Liens and Permitted Investments; (v) consisting of Borrower’s use or transfer of money or cash in a manner that is consistent with Borrower’s board approved financial plan and not prohibited by the terms of this Agreement or the other Loan Documents; (vi) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States, and (vii) other Transfers not otherwise permitted by this Section 7.1 in an amount to exceed 500,000 in the aggregate in any fiscal year.

7.2 Change in Business or Executive Office. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrowers and any business substantially similar or related thereto (or incidental thereto); or experience a change in Responsible Officer; or cease to conduct business in the manner conducted by Borrowers as of the Closing Date; or without thirty (30) days prior written notification to Bank, relocate its chief executive office or state of incorporation or change its legal name; or without Bank’s prior written consent, change the date on which its fiscal year ends.

7.3 Change in Control; Mergers or Acquisitions. Suffer or permit a Change in Control; or merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or any material portion of property of another Person, other than Permitted Acquisitions. Notwithstanding the foregoing, any Inactive Subsidiary may at any time be merged into the Parent with prior written notice to Bank.

7.4 Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

7.5 Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or enter into any agreement with any Person other than Bank that prohibits or otherwise restricts a Borrower from encumbering any of its property other than restrictions in equipment leases or equipment financing documents on Liens on the specific equipment being leased or financed.

7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, or permit any of its Subsidiaries to do so, other than (i) dividends solely in common stock; (ii) conversion of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof (iii) de minimis amounts of cash in lieu of fractional shares upon conversion of convertible securities or upon any stock split or consolidation, and (iv) stock repurchases from former officers, directors, employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase and the aggregate amount of such repurchases in any fiscal year does not exceed $250,000.

7.7 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrowers.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrowers except for Permitted Investments in Subsidiaries (under clause (d) of the definition of Permitted Investments) and transactions that are in the ordinary course of Borrowers’ business, upon fair and reasonable terms that are no less favorable to Borrowers than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of the subordination agreement governing such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent. Without limiting the foregoing, and for the sake of clarity, Borrowers shall not make any payments on account of the Investor Debt if any Event of Default has occurred that is continuing or would exist after giving effect to such payment.

7.10 Inventory and Equipment. Store the Inventory or the Equipment located in the United States with a bailee, warehouseman, or other third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in pledge possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Store or maintain any Equipment or Inventory at a location other than the location set forth in Section 10 of this Agreement.

7.11 Compliance. Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank’s Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

7.12 Anti-Terrorism; OFAC Lists. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries permit any Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries, permit any Affiliate to, directly or indirectly, knowingly (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

8. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrowers under this Agreement:

8.1 Payment Default. If a Borrower fails to pay any of the Obligations when due.

8.2 Covenant Default.

(a) If a Borrower fails to perform any obligation under Article 6 (other than Section 6.1, 6.2, 6.4, 6.10(a), or 6.10(b)) or violates any of the covenants contained in Article 7 of this Agreement; or

(b) If a Borrower fails or neglects to perform or observe any obligation under Section 6.1, 6.2, 6.4, 6.10(a) or 6.10(b) or any other material term, provision, condition, or covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between a Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten days after a Borrower receives notice thereof or any officer of a Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten day period or cannot after diligent attempts by Borrowers be cured within such ten day period, and such default is likely to be cured within a reasonable time, then Borrowers shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made.

8.3 Material Adverse Effect. If there occurs any circumstance or circumstances that has a Material Adverse Effect.

8.4 Attachment. If any portion of a Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if a Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any portion of a Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of a Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after a Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrowers (provided that no Credit Extensions will be required to be made during such cure period).

8.5 Insolvency. If a Borrower is unable to pay its debts (including trade debts) as they become due, or if an Insolvency Proceeding is commenced by a Borrower, or if an Insolvency Proceeding is commenced against a Borrower and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding).

8.6 Other Agreements. If there is a default or other failure to perform in any agreement to which a Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) or which could have a Material Adverse Effect.

8.7 Judgments; Settlements; Fines; Penalties. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Fifty Thousand Dollars ($50,000) shall be rendered against a Borrower, or if a Borrower enters into any settlement agreement with respect to any litigation matters that results in payment obligations or liabilities incurred by such Borrower in excess of Two Hundred Fifty Thousand Dollars ($250,000); or if one or more fines, penalties or orders or decrees for the payment of money in excess of Two Hundred Fifty Thousand Dollars ($250,000) shall be rendered against a Borrower by any governmental authority; and the foregoing shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment, settlement, fine, penalty or orders or decree).

8.8 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

8.9 Guaranty. If any guaranty of all or a portion of the Obligations (a “Guaranty”) ceases for any reason to be in full force and effect, or any guarantor fails to perform any obligation under any Guaranty or a security agreement securing any Guaranty (collectively, the “Guaranty Documents”), or any event of default occurs under any Guaranty Document or any guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Bank in connection with any Guaranty Document, or if any of the circumstances described in Sections 8.3 through 8.8 occur with respect to any guarantor or any guarantor dies or becomes subject to any criminal prosecution, or any circumstances arise causing Bank, in good faith, to become insecure as to the satisfaction of any of any guarantor’s obligations under the Guaranty Documents.

9. BANK’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrowers:

(a) Declare all or any portion of Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);

(b) Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement or under any other agreement between Borrowers and Bank;

(c) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(d) Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrowers agree to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Each Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of a Borrower’s owned premises, each Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(e) Set off and apply to the Obligations any and all (i) balances and deposits of Borrowers held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of Borrowers held by Bank;

(f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, a Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrowers’ rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(g) Dispose of the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrowers’ premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate. Bank may sell the Collateral without giving any warranties as to the Collateral;

(h) Bank may credit bid and purchase at any public sale; and

(i) Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrowers, any guarantor or any other Person liable for any of the Obligations; and

(j) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrowers.

Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, each Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as such Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse such Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign such Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to such Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; (g) demand, collect, receive, sue, and give releases to any account debtor for the monies due or which may become due upon or with respect to the Accounts and to compromise, prosecute, or defend any action, claim, case or proceeding relating to the Accounts; (h) sell, assign, transfer, pledge, compromise, discharge or otherwise dispose of any Collateral; (i) enter into a short-form intellectual property security agreement consistent with the terms of this Agreement for recording purposes only or modify, in its sole discretion, any intellectual property security agreement entered into between Borrowers and Bank without first obtaining Borrowers’ approval of or signature to such modification by amending Exhibits A, B, and C thereof, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents or Trademarks acquired by Borrowers after the execution hereof or to delete any reference to any right, title or interest in any Copyrights, Patents or Trademarks in which Borrowers no longer has or claims to have any right, title or interest; (j) execute on behalf of Borrowers any and all instruments, documents, financing statements and the like to perfect Bank’s interests in the Accounts and Collateral and file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral; and (k) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrowers where permitted by law; provided Bank may exercise such power of attorney to sign the name of a Borrower on any of the documents described in clauses (i), (j) and (k) above, regardless of whether an Event of Default has occurred. The appointment of Bank as each Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions hereunder is terminated.

9.3 Accounts Collection. At any time after the occurrence of an Event of Default, Bank may notify any Person owing funds to Borrowers of Bank’s security interest in such funds and verify the amount of such Account. Borrowers shall collect all amounts owing to Borrowers for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4 Bank Expenses. If Borrowers fail to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves under a loan facility in Section 2.1 as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.7 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrowers.

9.6 Shares. Borrowers recognize that Bank may be unable to effect a public sale of any or all the Shares, by reason of certain prohibitions contained in federal securities laws and applicable state and provincial securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Borrowers acknowledge and agree that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Bank shall be under no obligation to delay a sale of any of the Shares for the period of time necessary to permit the issuer thereof to register such securities for public sale under federal securities laws or under applicable state and provincial securities laws, even if such issuer would agree to do so. Upon the occurrence of an Event of Default which continues, Bank shall have the right to exercise all such rights as a secured party under the Code as it, in its sole judgment, shall deem necessary or appropriate, including without limitation the right to liquidate the Shares and apply the proceeds thereof to reduce the Obligations. Effective only upon the occurrence and during the continuance of an Event of Default, each Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as such Borrower’s true and lawful attorney to enforce such Borrower’s rights against any Subsidiary, including the right to compel any Subsidiary to make to the Bank or a Borrower any payments or distributions respecting the Shares which are owing to such Borrower.

9.7 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on a Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given. Each Borrower expressly agrees that this Section 9.6 may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.

9.8 Demand; Protest. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrowers may in any way be liable.

10. NOTICES.

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below.

If to Borrowers:	IDENTIV, INC.
2201 Walnut Avenue, Suite 100
Fremont, CA 94538
Attn: Steven Humphreys—CEO
EMAIL: shumphreys@identiv.com

If to Bank:	EAST WEST BANK
Technology & Commercial Banking Group
2350 Mission College Blvd., Suite 988
Santa Clara, CA 95054
Attn: Kelvin Chan
Fax: (408) 588-9688

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Jurisdiction shall lie in the State of California. BANK AND BORROWERS EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF ANY OF THEM. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY BANK OR BORROWERS, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, who shall be a retired state or federal court judge, mutually selected by the parties or, if they cannot agree, then any party may seek to have a private judge appointed in accordance with California Code of Civil Procedure §§ 638 and 640 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts). The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph. The parties agree that time is of the essence in conducting the referenced proceedings. The parties shall promptly and diligently cooperate with one another and the referee, and shall perform such acts as may be necessary to obtain prompt and expeditious resolution of the dispute or controversy in accordance with the terms hereof. Nothing in this section shall limit the right of any party at any time to exercise self-help remedies, foreclose against Collateral or obtain provisional remedies, and Bank may bring suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Notwithstanding any provision of this Agreement, Bank may bring suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank.

12. GENERAL PROVISIONS.

12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by a Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrowers to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

12.2 Indemnification. Each Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to the transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4 Correction of Loan Documents. Bank may, with notice to the Borrowers, correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

12.5 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.6 Amendments in Writing, Integration. All amendments to or terminations of this Agreement or the other Loan Documents must be in writing. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

12.8 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions to Borrowers. The obligations of each Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

12.9 Confidentiality. In handling any confidential information, Bank and all employees and agents of Bank shall exercise the same degree of care that Bank exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or Affiliates of Bank in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Credit Extensions, provided that they have entered into a comparable confidentiality agreement in favor of Borrowers, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

12.10 Patriot Act Notice. Bank hereby notifies Borrowers that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes names and addresses and other information that will allow Bank, as applicable, to identify the Borrowers in accordance with the Patriot Act. Borrowers shall, promptly following a request by Bank, provide all documentation and other information that Bank requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, and Borrower is required to provide identifying information about each beneficial owner and/or individuals who have significant responsibility to control, manage or direct any Borrower.

13. CO-BORROWERS.

13.1 Co-Borrowers. Borrowers are jointly and severally liable for the Obligations and Bank may proceed against one Borrower to enforce the Obligations without waiving its right to proceed against any other Borrower. This Agreement and the Loan Documents are a primary and original obligation of each Borrower and shall remain in effect notwithstanding future changes in conditions, including any change of law or any invalidity or irregularity in the creation or acquisition of any Obligations or in the execution or delivery of any agreement between Bank and any Borrower. Each Borrower shall be liable for existing and future Obligations as fully as if all of the Credit Extensions were advanced to such Borrower. Bank may rely on any certificate or representation made by any Borrower as made on behalf of, and binding on, all Borrowers, including without limitation advance request forms and compliance certificates. Each Borrower appoints each other Borrower as its agent with all necessary power and authority to give and receive notices, certificates or demands for and on behalf of all Borrowers, to act as disbursing agent for receipt of any Credit Extensions on behalf of each Borrower and to apply to Bank on behalf of each Borrower for any Credit Extension, any waivers and any consents. This authorization cannot be revoked, and Bank need not inquire as to one Borrower’s authority to act for or on behalf of another Borrower.

13.2 Subrogation and Similar Rights. Notwithstanding any other provision of this Agreement or any other Loan Document, each Borrower irrevocably waives, until all Obligations are paid in full and Bank has no further obligation to make Credit Extensions to Borrowers, all rights that it may have at law or in equity (including, without limitation, any law subrogating a Borrower to the rights of Bank under the Loan Documents) to seek contribution, indemnification, or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by a Borrower with respect to the Obligations in connection with the Loan Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by a Borrower with respect to the Obligations in connection with the Loan Documents or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

13.3 Waivers of Notice. Each Borrower waives, to the extent permitted by law, notice of acceptance hereof; notice of the existence, creation or acquisition of any of the Obligations; notice of an Event of Default except as set forth herein; notice of the amount of the Obligations outstanding at any time; notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase a Borrower’s risk; presentment for payment; demand; protest and notice thereof as to any instrument; and all other notices and demands to which a Borrower would otherwise be entitled by virtue of being a co-borrower or a surety. Each Borrower waives any defense arising from any defense of any other Borrower, or by reason of the cessation from any cause whatsoever of the liability of any other Borrower. Bank’s failure at any time to require strict performance by any Borrower of any provision of the Loan Documents shall not waive, alter or diminish any right of Bank thereafter to demand strict compliance and performance therewith. Each Borrower also waives any defense arising from any act or omission of Bank that changes the scope of a Borrower’s risks hereunder. Each Borrower hereby waives any right to assert against Bank any defense (legal or equitable), setoff, counterclaim, or claims that such Borrower individually may now or hereafter have against another Borrower or any other Person liable to Bank with respect to the Obligations in any manner or whatsoever.

13.4 Subrogation Defenses. Until all Obligations are paid in full and Bank has no further obligation to make Credit Extensions to Borrowers, each Borrower hereby waives any defense based on impairment or destruction of its subrogation or other rights against any other Borrower and waives all benefits which might otherwise be available to it under California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2848, 2849, 2850, 2899, and 3433 and California Code of Civil Procedure Sections 580a, 580b, 580d and 726, as those statutory provisions are now in effect and hereafter amended, and under any other similar statutes now and hereafter in effect.

13.5 Right to Settle, Release.

(a) The liability of Borrowers hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person or secured by other property, or (ii) any release or unenforceability, whether partial or total, of rights, if any, which Bank may now or hereafter have against any other Person, including another Borrower, or property with respect to any of the Obligations.

(b) Without notice to any given Borrowers and without affecting the liability of any given Borrowers hereunder, Bank may (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations with respect to any other Borrower by written agreement with such other Borrower, (ii) grant other indulgences to another Borrower in respect of the Obligations, (iii) modify in any manner any documents relating to the Obligations with respect to any other Borrower by written agreement with such other Borrower, (iv) release, surrender or exchange any deposits or other property securing the Obligations, whether pledged by a Borrower or any other Person, or (v) compromise, settle, renew, or extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any guarantor, endorser or other Person who is now or may hereafter be liable with respect to any of the Obligations.

13.6 Subordination. All indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Obligations and a Borrower holding the indebtedness shall take all actions reasonably requested by Bank to effect, to enforce and to give notice of such subordination.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWERS:

IDENTIV, INC.

By:	/s/ Sandra Wallach
Name: Sandra Wallach
Title: CFO

BANK:

EAST WEST BANK

By:	/s/ Kelvin Chan
Name: Kelvin Chan
Title: Managing Director

EXHIBIT A

DEBTOR:	IDENTIV, INC.

SECURED PARTY:	EAST WEST BANK

COLLATERAL DESCRIPTION ATTACHMENT

TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

The Collateral consists of all right, title and interest of the above named debtor (“Borrower” or “Debtor”) in and to all of the property of such Borrower, whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), commercial tort claims, deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of such Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b) all common law and statutory copyrights and copyright registrations, applications for registration, now existing or hereafter arising, in the United States of America or in any foreign jurisdiction, obtained or to be obtained on or in connection with any of the forgoing, or any parts thereof or any underlying or component elements of any of the forgoing, together with the right to copyright and all rights to renew or extend such copyrights and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of copyright;

(c) all trademarks, service marks, trade names and service names and the goodwill associated therewith, together with the right to trademark and all rights to renew or extend such trademarks and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of trademark;

(d) all (i) patents and patent applications filed in the United States Patent and Trademark Office or any similar office of any foreign jurisdiction, and interests under patent license agreements, including, without limitation, the inventions and improvements described and claimed therein, (ii) licenses pertaining to any patent whether Debtor is licensor or licensee, (iii) income, royalties, damages, payments, accounts and accounts receivable now or hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) right (but not the obligation) to sue in the name of Debtor and/or in the name of Secured Party for past, present and future infringements thereof, (v) rights corresponding thereto throughout the world in all jurisdictions in which such patents have been issued or applied for, and (vi) reissues, divisions, continuations, renewals, extensions and continuations-in-part with respect to any of the foregoing; and

(e) any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

EXHIBIT B-1

AMENDED AND RESTATED REVOLVING FACILITY NOTE

$20,000,000	February 8, 2021
Santa Clara, California

For Value Received, the undersigned, IDENTIV, INC., on behalf of itself and all other Borrowers, Hereby Promises To Pay to the order of East West Bank (the “Bank”) at its Principal Office located at 2350 Mission College Blvd., Suite 988, Santa Clara, CA 95054, or at such other place as Bank may from time to time designate in writing, in lawful money of the United States and in immediately available funds, the principal amount of Twenty Million Dollars ($20,000,000.00) or so much of the Advances (as defined in the Loan Agreement (defined below)) as may be advanced from time to time, together with interest from the date of disbursement computed on the principal balances hereof from time to time outstanding as set forth in the Amended and Restated Loan and Security Agreement dated the date hereof by and between Bank and Borrowers, and as amended from time to time (the “Loan Agreement”). The Loan Agreement is incorporated herein by this reference in its entirety. Capitalized terms used but not otherwise defined herein have the meaning given to them in the Loan Agreement.

This Amended and Restated Revolving Facility Note amends and restates (without novation) that certain Revolving Facility Note issued by Borrower to Bank on February 8, 2017.

This Amended and Restated Revolving Facility Note is entitled to the benefits of, the Loan Agreement. The Loan Agreement, among other things, contains provisions for acceleration of the maturity of this Amended and Restated Revolving Facility Note upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity of this Amended and Restated Revolving Facility Note upon the terms and conditions specified in the Loan Agreement. This Amended and Restated Revolving Facility Note is also secured by the Collateral described in the Loan Agreement, and reference to the Loan Agreement is hereby made for a description of the rights of Borrowers and Bank in respect to such Collateral.

Borrowers further promise to pay interest on the unpaid principal amount hereof outstanding from time to time from the date hereof until payment in full hereof at the rate (or rates) from time to time applicable to the Advances as determined in accordance with the Loan Agreement. Interest shall be calculated on the basis of a three hundred sixty (360)-day year for the actual days elapsed.

Borrowers waive demand, presentment and protest, and notice of demand, presentment, protest and nonpayment. Except as otherwise provided in the Loan Agreement or other Loan Documents, Borrowers waive all rights to notice and hearing of any kind upon the occurrence of an Event of Default prior to the exercise by Bank of its rights to repossess the Collateral without judicial process or to replevy, attach or levy upon the Collateral without notice or hearing.

If this Amended and Restated Revolving Facility Note is not paid when due, whether at its specified or accelerated maturity date, Borrowers promise to pay all costs of collection and enforcement of this Amended and Restated Revolving Facility Note, including, but not limited to, reasonable attorneys’ fees and costs, incurred by Bank hereof on account of such collection or enforcement, whether or not suit is filed hereon.

This Amended and Restated Revolving Facility Note shall be governed and construed in accordance with the laws of the State of California.

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IN WITNESS WHEREOF, the undersigned has executed and delivered this Amended and Restated Revolving Facility Note as of the date and year first above written.

IDENTIV, INC.

By:	/s/ Sandra Wallach
Name:	Sandra Wallach
Title:	CFO

2

EXHIBIT B-2

NONFORMULA FACILITY NOTE

$4,000,000	February 8, 2021
Santa Clara, California

For Value Received, the undersigned, IDENTIV, INC., on behalf of itself and all other Borrowers, Hereby Promises To Pay to the order of East West Bank (the “Bank”) at its Principal Office located at 2350 Mission College Blvd., Suite 988, Santa Clara, CA 95054, or at such other place as Bank may from time to time designate in writing, in lawful money of the United States and in immediately available funds, the principal amount of Four Million Dollars ($4,000,000.00) or so much of the Nonformula Advances (as defined in the Loan Agreement (defined below)) as may be advanced from time to time, together with interest from the date of disbursement computed on the principal balances hereof from time to time outstanding as set forth in the Amended and Restated Loan and Security Agreement dated the date hereof by and between Bank and Borrowers, and as amended from time to time (the “Loan Agreement”). The Loan Agreement is incorporated herein by this reference in its entirety. Furthermore, in the event that the Nonformula Advances are converted into the Term Advance pursuant to the terms set forth in the Loan Agreement, this Nonformula Facility Note shall automatically represent Borrowers’ obligations to repay such Term Advance along with all accrued and unpaid interest thereon, Capitalized terms used but not otherwise defined herein are used in this Nonformula Facility Note as defined in the Loan Agreement.

This Nonformula Facility Note is entitled to the benefits of, the Loan Agreement. The Loan Agreement, among other things, contains provisions for acceleration of the maturity of this Nonformula Facility Note upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity of this Nonformula Facility Note upon the terms and conditions specified in the Loan Agreement. This Nonformula Facility Note is also secured by the Collateral described in the Loan Agreement, and reference to the Loan Agreement is hereby made for a description of the rights of Borrowers and Bank in respect to such Collateral.

Borrowers further promise to pay interest on the unpaid principal amount hereof outstanding from time to time from the date hereof until payment in full hereof at the rate (or rates) from time to time applicable to the Nonformula Advances (or the Term Advance, if applicable) as determined in accordance with the Loan Agreement. Interest shall be calculated on the basis of a three hundred sixty (360)-day year for the actual days elapsed.

Borrowers waive demand, presentment and protest, and notice of demand, presentment, protest and nonpayment. Except as otherwise provided in the Loan Agreement or other Loan Documents, Borrowers waive all rights to notice and hearing of any kind upon the occurrence of an Event of Default prior to the exercise by Bank of its rights to repossess the Collateral without judicial process or to replevy, attach or levy upon the Collateral without notice or hearing.

If this Nonformula Facility Note is not paid when due, whether at its specified or accelerated maturity date, Borrowers promise to pay all costs of collection and enforcement of this Nonformula Facility Note, including, but not limited to, reasonable attorneys’ fees and costs, incurred by Bank hereof on account of such collection or enforcement, whether or not suit is filed hereon.

This Nonformula Facility Note shall be governed and construed in accordance with the laws of the State of California.

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IN WITNESS WHEREOF, the undersigned has executed and delivered this Nonformula Facility Note as of the date and year first above written.

IDENTIV, INC.

By:	/s/ Sandra Wallach
Name:	Sandra Wallach
Title:	CFO

2